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                                                                    Exhibit 21.1

                                  SUBSIDIARIES


Mymetics Corporation has three subsidiaries:

1. 6543 Luxembourg S.A. (a majority-owned subsidiary of Mymetics Corporation) is a joint stock company organized under the laws of Luxembourg and does business under the name "6543 Luxembourg S.A."

2. Mymetics S.A. (a wholly-owned subsidiary of 6543 Luxembourg S.A.) is a company organized under the laws of France and does business under the name "Mymetics S.A."